Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
October 25, 2011	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Third Quarter and First Nine Months of 2011

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the third quarter and the first nine months of 2011. Earnings for the third quarter of 2011 were $20.0 million or $0.40 per diluted share while earnings for the first nine months of 2011 were $55.4 million or $1.21 per diluted share.

Third quarter of 2011 results produced a return on average assets of 0.95% and a return on average equity of 8.26%, respectively. For the first nine months of 2011, United’s return on average assets was 0.98% while the return on average equity was 8.62%. These returns compare favorably to United’s most recently reported Federal Reserve peer group’s (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.72% and average return on equity of 6.56% for the first six months of 2011.

The results for the third quarter and first nine months of 2011 included before-tax, other-than-temporary impairment charges of $7.9 million and $14.1 million, respectively, on certain investment securities. In addition, on July 8, 2011, United completed its acquisition of Centra Financial Holdings, Inc. (Centra) of Morgantown, West Virginia. The results of operations of Centra are included in the consolidated results of operations from the date of acquisition. As a result, comparisons for the third quarter and first nine months of 2011 to the same time periods of 2010 are impacted by increased levels of average balances, income, expense, and asset quality results due to the acquisition. At consummation, Centra had assets of approximately $1.3 billion, loans of $1.0 billion, deposits of $1.1 billion and shareholders’ equity of $131 million.

Earnings for the third quarter of 2010 were $17.3 million or $0.40 per diluted share while earnings for the first nine months of 2010 were $52.7 million or $1.21 per diluted share. The results for the third quarter and first nine months of 2010 included before-tax, other-than-temporary impairment charges of $1.9 million and $4.4 million, respectively, on certain investment securities. United’s annualized returns on average assets and average equity were 0.91% and 8.73%, respectively, for the third quarter of 2010 while the returns on average assets and average equity was 0.93% and 9.04%, respectively, for the first nine months of 2010.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.18% at September 30, 2011 compares favorably to the most recently reported percentage of 3.83% at June 30, 2011 for United’s Federal Reserve peer group. At September 30, 2011, nonperforming loans were $73.7 million as compared to nonperforming loans of $67.2 million or 1.28% of

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loans, net of unearned income, at December 31, 2010. As of September 30, 2011, the allowance for loan losses was $73.5 million or 1.17% of loans, net of unearned income, as compared to $73.0 million or 1.39% of loans, net of unearned income, at December 31, 2010. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 99.7% and 108.6% at September 30, 2011 and December 31, 2010, respectively. The coverage ratio for United’s Federal Reserve peer group was 83.6% at June 30, 2011. The declines in the ratios at September 30, 2011 of the allowance for loan losses as a percentage of loans, net of unearned income and of nonperforming loans was because United was unable to carry-over Centra’s previously established allowance for loan losses in accordance with accounting rules. United recorded a downward fair value adjustment of approximately $36.7 million on the loans acquired from Centra. Total nonperforming assets of $126.4 million, including OREO of $52.7 million at September 30, 2011, represented 1.47% of total assets which also compares favorably to the most recently reported percentage of 3.24% at June 30, 2011 for United’s Federal Reserve peer group.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 13.6% at September 30, 2011 while its Tier I capital and leverage ratios are 12.4% and 10.4%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

During the third quarter of 2011, United’s Board of Directors declared a cash dividend of $0.30 per share. United has increased its dividend to shareholders for 37 consecutive years. The annualized 2011 dividend of $1.20 equates to a yield of approximately 5% based on recent UBSI market prices.

“Considering the current economic environment, United’s earnings continue to be strong with asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

Tax-equivalent net interest income for the third quarter of 2011 was $72.5 million, an increase of $12.1 million or 20% from the third quarter of 2010. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Centra acquisition. Average earning assets increased $770.9 million or 12% from the third quarter of 2010. Average net loans increased $777.0 million or 15% for the third quarter of 2011. In addition, the average cost of funds declined 55 basis points from the third quarter of 2010. Partially offsetting the increases to tax-equivalent net interest income for the third quarter of 2011 was a decline of 23 basis points in the average yield on earning assets for the third quarter of 2011 as compared to the same quarter in 2010. The net interest margin for the third quarter of 2011 was 3.87%, which was an increase of 27 basis points from a net interest margin of 3.60% for the third quarter of 2010.

Tax-equivalent net interest income for the first nine months of 2011 was $193.6 million, an increase of $9.5 million or 5% from the first nine months of 2010. This increase in tax-equivalent net interest income was primarily attributable to a decrease in average interest-bearing liabilities of $421.7 million or 7% due mainly to the net repayment of approximately $360 million in Federal Home Loan Bank advances since September 30, 2010. Average earning assets were relatively flat, decreasing $65.2 million or less than 1% from the first nine months of 2010. Average net loans were also flat, increasing $13.1 million or less than 1% for the first nine months of 2011 while average investments decreased $111.3 million or 12%. In addition, the average cost of funds declined 50 basis points from the first nine months of 2010. Partially offsetting the increases to tax-equivalent

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net interest income for the first nine months of 2011 was a decline of 25 basis points in the average yield on earning assets for the first nine months of 2011 as compared to the first nine months of 2010. The net interest margin for the first nine months of 2011 was 3.87%, which was an increase of 22 basis points from a net interest margin of 3.65% for the first nine months of 2010.

On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2011 increased $12.3 million or 20% from the second quarter of 2011 due mainly to an increase in average earning assets as a result of the Centra merger. Average earning assets increased $1.2 billion or 18% from the second quarter of 2011 as average investment securities and average net loans increased $45.7 million or 6% and $952.9 million or 19% for the quarter, respectively. In addition, the average cost of funds declined 18 basis points from the second quarter of 2011. Partially offsetting the increases to tax-equivalent net interest income for the third quarter of 2011 was a decrease of 10 basis points in the average yield on earning assets from the second quarter of 2011. The net interest margin of 3.87% for the third quarter of 2011 was an increase of 4 basis points from the net interest margin of 3.83% for the second quarter of 2011.

For the quarters ended September 30, 2011 and 2010, the provision for loan losses was $3.6 million and $6.1 million, respectively, while the provision for the first nine months of 2011 was $12.9 million as compared to $19.4 million for the first nine months of 2010. Net charge-offs were $3.3 million and $4.7 million for the third quarter of 2011 and 2010, respectively, as compared to $12.4 million and $16.6 million for the first nine months of 2011 and 2010. Annualized net charge-offs as a percentage of average loans were 0.21% and 0.27% for the third quarter and first nine months of 2011, respectively. United’s most recently reported Federal Reserve peer group’s net charge-offs to average loans percentage was 1.01% for the second quarter of 2011.

Noninterest income for the third quarter of 2011 was $11.0 million, which was a decrease of $4.7 million from the third quarter of 2010. Included in noninterest income for the third quarter of 2011 were before-tax, other-than-temporary impairment charges of $7.9 million on certain investment securities. Included in noninterest income for the third quarter of 2010 were before-tax, other-than-temporary impairment charges of $1.9 million on certain investment securities. Excluding the results of the other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $1.0 million or 6% from the third quarter of 2010. This increase for the third quarter of 2011 was due primarily to increases of $364 thousand in fees from deposit services and $262 thousand in income from bank-owned life insurance policies. These increases were primarily due to the Centra merger.

Noninterest income for the first nine months of 2011 was $39.0 million, which was a decrease of $9.9 million from the first nine months of 2010. Included in noninterest income for the first nine months of 2011 was a before-tax, net gain of $1.6 million on the sales and calls of investment securities and before-tax, other-than-temporary impairment charges of $14.1 million on certain investment securities. Included in noninterest income for the first nine months of 2010 was a before-tax, net gain of $2.0 million on the sale of investment securities and before-tax, other-than-temporary impairment charges of $4.4 million on certain investment securities. Excluding the results of the other-than-temporary impairment charges as well as the net gains from the sales and calls of investment securities, noninterest income would have been relatively flat, increasing $208 thousand or less than 1%. This slight increase for the first nine months of 2011 was due primarily to increases of $995 thousand in fees from deposit services and $452 thousand in income from bank-owned life insurance policies

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due to the Centra merger. Partially offsetting these increases was a decrease of $1.1 million in income from derivatives not in hedge relationships due to a change in the fair value and a decrease of $738 thousand in fees from bankcard services due mainly to the sale of United’s merchant business in the fourth quarter of 2010. A similar amount of expense related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard processing costs as a result of the sale of United’s merchant business is included in other expense in the income statement.

On a linked-quarter basis, noninterest income for the third quarter of 2011 decreased $2.4 million from the second quarter of 2011. Included in the results for the third quarter and second quarter of 2011 were before-tax, other-than-temporary impairment charges of $7.9 million and $4.1 million, respectively. Excluding the results of the other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have increased $1.7 million or 10% on a linked-quarter basis due primarily to increases of $554 thousand in fees from bankcard services, $316 thousand in income from bank-owned life insurance policies, $268 thousand in income from derivatives not in hedge relationships due to a change in the fair value, and $121 thousand in fees from deposit services. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement.

Noninterest expense for the third quarter of 2011 was $48.9 million, an increase of $5.0 million or 11% from the third quarter of 2010 due primarily to increases of $2.4 million in employee compensation, $864 thousand in net occupancy expenses, $713 thousand in equipment expenses and $347 thousand in data processing fees. These increases were due mainly to the additional employees, offices, equipment and data processing from the Centra merger.

Noninterest expense for the first nine months of 2011 was $134.0 million which was relatively flat from the first nine months of 2010, increasing $1.2 million or less than 1%. The slight increase was due mainly to increases of $2.5 million in employee compensation, $446 thousand in net occupancy expenses, $1.0 million in equipment expenses and $457 thousand in data processing fees. These increases were due mainly to the additional employees, offices, equipment and data processing from the Centra merger. Virtually offsetting these increases were decreases of $1.6 million in bankcard processing expense due mainly to the sale of United’s merchant business in the fourth quarter of 2010, $1.1 million in OREO costs due mainly to fewer declines in the fair value of OREO properties and $1.1 million in the expense from derivatives not in hedge relationships due to a change in the fair value. As previously mentioned, a similar amount of income related to the change in the fair value of other derivative financial instruments as well as a reduction in bankcard servicing fees as a result of the sale of United’s merchant business is included in other income in the income statement.

On a linked-quarter basis, noninterest expense for the third quarter of 2011 increased $7.2 million or 17% from the second quarter of 2011 due mainly to the Centra merger. Accordingly, most major categories of noninterest expense showed increases. In particular, employee compensation expense increased $2.0 million, employee benefits expense increased $230 thousand, net occupancy expense increased $911 thousand, equipment expense increased $771 thousand, core deposit amortization increased $506 thousand and data processing fees increased $189 thousand mainly the result of the Centra merger. In addition, OREO expense increased $896 thousand due to a decline in the fair values of OREO properties and expense from derivatives not in hedge relationships increased $268 thousand due to a change in the fair value.

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United has consolidated assets of approximately $8.6 billion with 126 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2011 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2011 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30 2011	September 30 2010	September 30 2011	September 30 2010
EARNINGS SUMMARY:
Interest income, taxable equivalent	$86,466	$81,333	$235,848	$250,665
Interest expense	13,949	20,907	42,257	66,549
Net interest income, taxable equivalent	72,517	60,426	193,591	184,116
Taxable equivalent adjustment	1,765	1,444	4,855	4,491
Net interest income	70,752	58,982	188,736	179,625
Provision for loan losses	3,637	6,123	12,873	19,391
Noninterest income	10,978	15,690	38,963	48,847
Noninterest expenses	48,873	43,898	134,019	132,837
Income taxes	9,204	7,335	25,454	23,587
Net income	$20,016	$17,316	$55,353	$52,657

PER COMMON SHARE:
Net income:
Basic	$0.40	$0.40	$1.21	$1.21
Diluted	0.40	0.40	1.21	1.21
Cash dividends	$0.30	$0.30	0.90	0.90
Book value			19.38	18.00
Closing market price			$20.09	$24.89
Common shares outstanding:
Actual at period end, net of treasury shares			50,205,691	43,597,507
Weighted average- basic	49,628,087	43,588,021	45,656,304	43,528,210
Weighted average- diluted	49,636,382	43,645,653	45,692,106	43,607,091

FINANCIAL RATIOS:
Return on average assets	0.95%	0.91%	0.98%	0.93%
Return on average shareholders’ equity	8.26%	8.73%	8.62%	9.04%
Average equity to average assets	11.47%	10.47%	11.39%	10.29%
Net interest margin	3.87%	3.60%	3.87%	3.65%

	September 30 2011	September 30 2010	December 31 2010	June 30 2011
PERIOD END BALANCES:
Assets	$8,577,886	$7,573,020	$7,155,719	$7,133,983
Earning assets	7,607,225	6,733,138	6,334,914	6,307,773
Loans, net of unearned income	6,259,228	5,324,018	5,260,326	5,252,096
Loans held for sale	7,378	1,788	6,869	1,057
Investment securities	871,898	890,988	794,715	741,845
Total deposits	6,927,975	5,698,383	5,713,534	5,728,536
Shareholders’ equity	972,753	784,627	793,012	804,241